                                                                  Exhibit 10.29


                           HOTEL PURCHASE AGREEMENT



                                BY AND BETWEEN



              AMERICAN GENERAL HOSPITALITY, INC., OR ITS ASSIGNS
                                 AS PURCHASER



                                      AND



                            LE BARON HOTELS, INC.,
                                   AS SELLER

                               TABLE OF CONTENTS

                                                                            Page

ARTICLE 1      The Contract.................................................   1

ARTICLE 2      Hotel........................................................   2

ARTICLE 3      Purchase Price...............................................   5
     3.1.      Purchase Price...............................................   5
     3.2.      Allocations..................................................   7
     3.3.      Earnest Money................................................   7

ARTICLE 4      Title Deliveries.............................................   8
     4.1.      Assignment...................................................   8
     4.2.      Bill of Sale.................................................   8
     4.3.      Title Commitment.............................................   8
     4.4.      UCC Search...................................................   9
     4.5.      Survey.......................................................   9
     4.6.      Procedure for Purchaser's Title Objections...................  10

ARTICLE 5      Hotel Documents, Inspection and Objections...................  11
     5.1.      Inspections..................................................  11
     5.2.      Hotel Documents..............................................  11
     5.3.      Procedure for Purchaser's Objection..........................  13

ARTICLE 6      Permitted Exceptions.........................................  14
     6.1.      Permitted Exceptions.........................................  14

ARTICLE 7      Leases, FF&E Leases, and Service Contracts...................  15
     7.1.      Schedules....................................................  15

ARTICLE 8      Operation of Hotel...........................................  15
     8.1.      Interim Operation............................................  15
     8.2.      Mechanics Liens..............................................  17
     8.3.      Notices of Violation.........................................  18
     8.4.      Third Party Consents.........................................  18
     8.5.      Estoppel Letters.............................................  18

ARTICLE 9      Representations and Covenants................................  18
     9.1.      Representations by Purchaser.................................  18
     9.2.      Representations by Seller....................................  19
     9.3.      Subsequent Developments......................................  24
     9.4.      Limitation on Further Sales Efforts..........................  24
     9.5.      Shadow Management............................................  25
     9.6.      Access to Records and Financial Information..................  25
     9.7.      Condition of Hotel...........................................  26
     9.8.      Seller's Indemnity...........................................  26
     9.9.      Purchaser's Indemnity........................................  26
     9.10.     Liquor License...............................................  26
     9.11.     Food and Beverages...........................................  27

ARTICLE 10     Conditions Precedent to the Closing..........................  27
     10.1.     Seller's Obligation..........................................  27
     10.2.     Seller's Representations and Warranties......................  27
     10.3.     Operational Licenses.........................................  27
     10.4.     Consent of Sublessor and Master Lessor.......................  28
     10.5.     Release by Sublessor.........................................  28
     10.6.     Other........................................................  28

ARTICLE 11     Closing and Closing Documents................................  28
     11.1.     Closing......................................................  28
     11.2.     Right to Extend Closing Date.................................  28
     11.3.     Seller's Deliveries..........................................  28
     11.4.     Purchaser's Deliveries.......................................  31
     11.5.     Prorations...................................................  31
     11.6.     Document Preparation and Transfer Costs......................  33
     11.7.     Reconciliation and Final Payment.............................  33
     11.8.     Accounts Payable.............................................  34

ARTICLE 12     Casualty and Condemnation....................................  34
     12.1.     Risk of Loss; Notice.........................................  34
     12.2.     Purchaser's Termination......................................  34
     12.3.     Procedure for Closing........................................  35

ARTICLE 13     Default and Remedies.........................................  35
     13.1.     Purchaser's Default..........................................  35
     13.2.     Seller's Default.............................................  36
     13.3.     Survival.....................................................  37

ARTICLE 14     Brokers......................................................  37
     14.1.     Identity of Brokers..........................................  37
     14.2.     Indemnification by Seller....................................  37
     14.3.     Indemnification by Purchaser.................................  37

ARTICLE 15     Miscellaneous................................................  38
     15.1.     Notices......................................................  38
     15.2.     Entire Agreement; Modifications and Waivers,
               Cumulative Remedies..........................................  39
     15.3.     Exhibits.....................................................  39
     15.4.     Successors and Assigns.......................................  39
     15.5.     Article Headings.............................................  39
     15.6.     Governing Law................................................  40
     15.7.     Time Periods.................................................  40
     15.8.     Counterparts.................................................  40
     15.9.     Survival.....................................................  40
     15.10.    Further Acts.................................................  40
     15.11.    Severability.................................................  40
     15.12.    Attorneys' Fees..............................................  40

                           HOTEL PURCHASE AGREEMENT
                           ------------------------


          THIS HOTEL PURCHASE AGREEMENT (this "Agreement") is made as of the date last below written by and between Le Baron Hotels, Inc., a California corporation ("Seller"), and American General Hospitality, Inc., a Texas corporation, or its permitted assigns ("Purchaser").

          A. Seller is the owner of a subleasehold interest in a certain sublease (the "Sublease") dated February 1, 1973, between Claitor Properties Co. and Claitor Properties, Inc., as sublessor ("Sublessor"), and Hotel Circle, Inc. as sublessee, as subsequently amended, whereby Sublessor subleased its interest in a certain ground lease (the "Groundlease") between Dorothy Kiersted and Helen Reynolds, as lessor ("Master Lessor"), and Lederer Properties, Inc., as lessee, dated June 11, 1959, as amended. The Sublease was assigned to Seller by an Assignment of Sublease dated March 7, 1979, between North First-Gish Corporation, as assignor, and Seller, as assignee. The Sublease affects a portion of the land affected by the Groundlease and such portion is more particularly described on Exhibit A attached hereto (the "Land").
                          ---------

          B. Seller is the owner of the Hotel (as hereinafter defined), currently licensed and operated as a full service hotel.

          C. Seller desires to assign its interest in the Sublease (the "Sublease Interest") to Purchaser and to sell and convey all other components of the Hotel to Purchaser, and Purchaser desires that Seller assign such Sublease Interest and convey the Hotel, on the terms and conditions hereinafter set forth.


                                  AGREEMENT:
                                  ---------

          NOW, THEREFORE, for and in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:


                                   ARTICLE 1
                                 THE CONTRACT
                                 ------------

          For and in consideration of the mutual benefits enjoyed by one another under this Agreement, Seller agrees to assign the Sublease Interest and sell and convey all components of the Hotel to Purchaser and Purchaser agrees to purchase and accept the assignment of the Sublease Interest and conveyance of the Hotel pursuant to the terms and conditions set forth in this Agreement.

                                   ARTICLE 2
                                     HOTEL
                                     -----

          As used in this Agreement, the term "Hotel" shall mean and refer to the following:

          (a) The Sublease Interest in the real property located at 1350 North First Street, San Jose, California, more particularly described on Exhibit A
                                                                   ---------
attached hereto, together with all rights, alleys, streets, strips, gores, waters, privileges, appurtenances, advantages and easements belonging thereto or in anywise appertaining thereto (collectively the "Land");

          (b) The 327 room hotel building and all other buildings, structures, fixtures, parking areas, and other improvements presently located upon the Land (collectively, the "Improvements");

          (c) All tangible personal property and fixtures (which are not part of the Improvements) of any kind attached to, or located upon and used in connection with the ownership of the Sublease Interest, maintenance, use or operation of the Land or Improvements as of the date hereof (or acquired by Seller and so employed prior to Closing, as defined below), including, but not limited to, all furniture, fixtures, equipment, signs; all heating, lighting, plumbing, drainage, electrical, air conditioning, and other mechanical fixtures and equipment and systems; all elevators, escalators, and related motors and electrical equipment and systems; all hot water heaters, furnaces, heating controls, motors and boiler pressure systems and equipment, all shelving and partitions, all ventilating equipment, and all incinerating and disposal equipment; all tennis, pool and health club and fitness equipment and furnishings; all vans, automobiles and other motor vehicles; all carpet, drapes, beds, furniture, televisions, telephones and other furnishings; and all stoves, ovens, freezers, refrigerators, dishwashers, disposals, kitchen equipment and utensils, tables, chairs, plates and other dishes, glasses, silverware, china, serving pieces and other restaurant and bar equipment, apparatus and utensils (collectively, the "FF&E") . Seller agrees that between the date hereof and the Closing Date (as hereinafter defined), Seller will not cause or permit the removal of FF&E from the Hotel except for the purpose of discarding worn and valueless items;

          (d) All food and beverage (alcoholic and non-alcoholic) inventory in unopened cases ("Food and Beverages"). Seller agrees that between the date hereof and the Closing Date, Seller will not cause or permit depletion of Food and Beverages except in the ordinary course of business, but will cause the Food and Beverages to be maintained in normal quantities considering the season and in accordance with Section 8.1(g) hereof;

          (e) All merchandise, supplies, inventory and other items used for the operation and maintenance of guest rooms, restaurants, lounges, swimming pools, health clubs, and other common areas and recreational areas located within or relating to the Improvements, including, without limitation, office supplies and stationery, advertising and promotional materials, towels, washcloths, linen and bedding, guest cleaning, paper and other supplies, napkins and tablecloths, upholstery material, carpets, rugs, furniture, engineers' supplies, paint and painters' supplies, employee uniforms, and pool, tennis court and other recreational area cleaning and maintenance supplies (collectively, the "Supplies"). Seller agrees that between the date hereof and the Closing Date, Seller will not cause or permit depletion of Supplies except in the ordinary course of business, but will cause the Supplies to be maintained in normal quantities considering the season and in accordance with Section 8.1(g) hereof;

          (f) To the extent assignable, all leases, licenses, occupancy agreements, "trade-out" agreements, advance bookings, convention reservations, or other agreements demising space in, providing for the use or occupancy of, or otherwise similarly affecting or relating to the use or occupancy of, the Improvements or Land, together with all amendments, modifications, renewals and extensions thereof, and all guaranties by third parties of the obligations of the tenants, licensees, concessionaires or other entities thereunder (collectively, the "Leases" and individually, the "Lease");

          (g) To the extent assignable, all prepaid rents and deposits, including, but not limited to, refundable security deposits and rental deposits, and all other deposits for advance reservations, banquets or future services, made in connection with the use or occupancy of the Improvements (collectively the "Deposits"); provided, however, that to the extent Purchaser does not receive the Deposits at Closing, Purchaser shall be entitled to a credit against the Purchase Price (as defined below) in an amount equal to the Deposits, and Purchaser agrees to assume all of Seller's liability and obligations, if any, with regard to such prepaid rents and/or deposits;

          (h) To the extent assignable, any and all of the following that relate to or affect in any way, the design, construction, ownership, use, occupancy, leasing, maintenance, service, or operation of the Land, Improvements, Leases, Deposits, Supplies, or FF&E:

               (i) Contracts and agreements, such as labor, collective bargaining, service, or maintenance contracts, management or employment agreements, utility contracts, contracts for the purchase of supplies, insurance contracts, airline agreements, corporate account agreements, travel agency agreements, telephone service agreements, and yellow pages or other advertising agreements, but only to the extent assumed hereunder by Purchaser (collectively, the "Service Contracts");

              (ii) Warranties, guaranties, indemnities, and claims for the benefit of Seller (collectively the "Warranties");

             (iii) Licenses (including without limitation liquor, beer, wine, bar and similar licenses), permits, utility reservations, certificates of occupancy, and similar documents issued by any federal, state, or municipal authority or by any private party so long as assignment can be made without material cost to Seller, but only to the extent assumed hereunder by Purchaser (collectively the "Licenses");

              (iv)  Telephone numbers ("Telephone Numbers");

               (v) Plans, drawings, specifications, surveys, soil reports, engineering reports, inspection reports, environmental audits and other technical descriptions and reports to the extent in Sellers possession or control (collectively, the "Plans and Specs");

              (vi) Leases of any FF&E and other contracts permitting the use of any FF&E at the Improvements, but only to the extent assumed hereunder by Purchaser (collectively, the "FF&E Leases");

          (i) To the extent assignable, Seller's interest in the right to receive immediately on and after Closing and continuously consume thereafter water service, sanitary and storm sewer service, electrical service, gas service, and telephone service on and for the Land and Improvements for the purposes for which they were intended, free and clear of all qualifications and encumbrances other than the obligation to pay the applicable utility company the published rate for utility consumption after Closing, and the foregoing right shall include, but not be limited to (i) the right to the present and future use of wastewater drainage, water and other utility facilities to the extent such use benefits the Land or Improvements, (ii) all reservations of or commitments covering any such use in the future, and (iii) all wastewater capacity reservations ever issued and relating to the Land or Improvements (all of the foregoing are referred to in this Agreement collectively as the "Utility Reservations");

          (j) All rights, titles, and interests of Seller appurtenant to the Land and Improvements, including, but not limited to, (i) all easements, rights of way, rights of ingress and egress, tenements, hereditaments, privileges, and appurtenances in any way belonging to the Land or Improvements, (ii) any land lying in the bed of any alley, highway, street, road or avenue, open or proposed, in front of or abutting or adjoining the Land, (iii) any strips or gores of real estate adjacent to the Land, and (iv) the use of all alleys, easements and rights-of-way, if any, abutting, adjacent or contiguous to or adjoining the Land (collectively, the "Appurtenances");

          (k) All books and records, promotional material, tenant data, marketing and leasing material and forms, market studies, keys, and other materials of any kind owned by Seller and in Seller's possession or control, or to which Seller has access or may obtain and has the right to convey and deliver which are or may be used in Seller's use of the Land and ownership and use of the Improvements and the FF&E, whether any of the foregoing are in hard copy form or in computerized data storage form (collectively, the "Records"); provided, however, that a copy of any such material which constitutes a part of Seller's continuing business or financial records may be retained by Seller; and

          (l) Seller's cash drawers as of 2:00 A.M. on the Closing Date, up to a maximum aggregate amount of $25,000 (the "Cash Drawers").

The Hotel shall be conveyed, assigned, and transferred to Purchaser at Closing, free and clear of all mortgages, debts, liens, encumbrances, management agreements, leases, licenses and license agreements, franchises and franchise agreements, concession agreements, security interests, prior assignments or conveyances, conditions, restrictions, rights-of-way, easements, encroachments, claims and other matters affecting title, except for those matters specifically approved in writing by Purchaser or otherwise permitted by the express terms of this Agreement (including (i) any Title Objections or Other Objections (as such terms are defined below) which Purchaser waives in writing or is deemed to have waived in accordance with Sections 4.6 and 5.3 hereof and (ii) the Service Contract listed on Exhibit B-1 and any other Service Contract which Purchaser
                   -----------
agrees in writing to assume).


                                   ARTICLE 3
                                PURCHASE PRICE
                                --------------

          3.1. Purchase Price. (a)  The total price (the "Purchase Price") for
               --------------
which Seller agrees to assign the Sublease Interest and sell and convey all components of the Hotel to

Purchaser, and which Purchaser agrees to pay or deliver to Seller, subject to the terms of this Agreement, and adjustments as provided herein, shall consist of (i) Nineteen Million, Six Hundred Thousand dollars ($19,600,000), (ii) plus
                                                                          ----
the sum of the Cash Drawers and the cost of the Food and Beverages calculated in accordance with Section 9.12 hereof, (iii) less the $15,000 purchase price for
                                           ----
the Liquor License, calculated in accordance with Section 9.11 hereof, all as subject to adjustment as herein provided, in immediately available funds payable to Seller at the Closing.

          (b) Purchaser shall pay the balance of the Purchase Price, as adjusted in the manner set forth below, to Seller or other applicable party at Closing in current funds delivered in cash, by wire or by other mutually acceptable method.

          (c) Seller and Purchaser (the "Cooperating Party") each agree to fully cooperate with the other (the "Exchanger) (including cooperation with Professional Data Corp. (the "Intermediary")) to structure the acquisition of the Hotel and/or the Real Property as an exchange of property held for productive use in a trade or business or for investment ("Like-Kind Property") within the meaning of Section 1031 of the Internal Revenue Code of 1986 (as amended), and upon request, Cooperating Party agrees to execute additional escrow instructions, documents, agreements or instruments to effect the exchange; provided, however, that Cooperating Party shall incur no additional costs or expenses in this transaction, or be required to acquire, accept or hold title to any property, as a result of or in connection with any such exchange, unless because of Cooperating Party's default hereunder or under any agreement executed by reason of this Section 3.1(c).

          Exchanger agrees to indemnify, defend or hold Cooperating Party harmless from and against any and all additional costs, expenses, claims, demands, liabilities, losses, obligations, damages, recoveries, and deficiencies (such categories being collectively referred to herein as "Liabilities") in excess of those Liabilities that Cooperating Party would otherwise have if the transaction contemplated in this Agreement closes as a sale transaction, and that Cooperating Party may incur or suffer, as a result of or in connection with
(i) the structuring of the transaction contemplated in this Agreement as an exchange under Internal Revenue Code Section 1031 and/or (ii) the execution of any documents in connection with the exchange. Exchanger's foregoing indemnity shall not indemnify Cooperating Party for any Liabilities arising as a result of or in connection with any default by Cooperating Party under this Agreement or any default by Cooperating Party under any of the documents or agreements entered into by Cooperating Party in connection with the exchange or for any negligence or willful misconduct on the part of Cooperating Party. Exchanger's obligation with respect to Cooperating Party's attorneys' fees involved in the review, documentation and advice concerning exchange documents and transactions shall be limited to reasonable attorneys' fees for each exchange property. Implementation of the exchange(s) contemplated in this Section 3.1(c) shall not be a condition to the Closing.

          Concurrently herewith, Purchaser and Seller shall execute the agreement among Purchaser, Seller and Intermediary, entitled "Assignment of Rights and Notification (Seller's Position)" and attached hereto as Exhibit
                                                                    -------
3.1(c).
- ------

          3.2. Allocations.  Subject to adjustments in accordance with the terms
               -----------
of this Agreement, the Purchase Price shall be allocated as follows (i) ninety-six and three-fourths percent (96.75%) to the Improvements, (ii) three percent (3%) to the FF&E and (iii) one-fourth percent (.25%) to the Supplies.

          3.3. Earnest Money.  For the purpose of securing the performance of
               -------------
Purchaser under the terms and provisions of this Agreement and as a condition precedent to Seller's obligations hereunder, Purchaser shall deliver the Initial Earnest Money to the Title Company (as hereinafter defined) in current funds, on the later of (i) the date of this Agreement or (ii) April 25, 1996. The term "Initial Earnest Money" shall mean One Hundred Thousand Dollars ($100,000).
Upon the end of the Review Period (as such term is defined in Section 5.3 hereof), Purchaser shall deliver the Additional Earnest Money to the Title Company in current funds (subject however to the terms of Section 5.3 hereof). The term "Additional Earnest Money" shall mean One Hundred-Fifty Thousand Dollars ($150,000). The Initial Earnest Money and the Additional Earnest Money and any other sums which may from time to time be deposited as Earnest Money under the terms of this Agreement or any addendum or amendment hereto shall collectively be referred to as "Earnest Money". All interest accruing on Earnest Money deposited under this Agreement shall become a part of and be added to the Earnest Money so that it shall be subject to disbursement or application in the same manner as is the principal of the Earnest Money.

          The Title Company shall deposit the Initial Earnest Money and the Additional Earnest Money, respectively when received, in an interest bearing account at a bank or savings institution reasonably acceptable to Seller and Purchaser to be held in escrow until, delivered pursuant to the terms of this Agreement or the termination of this Agreement in accordance with the terms hereof, and all interest accrued thereon shall be reported under Purchaser's federal tax identification number. If this Agreement is terminated in accordance with the terms hereof prior to the end of the Review Period, the Initial Earnest Money, less the sum of $100.00 therefrom which shall be paid to Seller as independent consideration for entering into this Agreement, shall be returned to Purchaser or delivered to Seller as liquidated damages as herein provided. If this Agreement is terminated in accordance with the terms hereof subsequent to the end of the Review Period, the Additional Earnest Money, less the sum of $100.00 therefrom which shall be paid to Seller as independent consideration for entering into this Agreement, shall be returned to Purchaser or delivered to Seller as liquidated damages as herein provided. If the sale of the Hotel is consummated in accordance with the terms hereof, the Earnest Money, less such $100.00 independent consideration, shall be applied to the Purchase Price.


                                   ARTICLE 4
                               TITLE DELIVERIES
                               ----------------

          4.1. Assignment.  On the Closing Date, Seller shall assign the
               ----------
Sublease Interest and convey, transfer, and assign title to all other components of the Hotel to Purchaser. The Improvements and Appurtenances shall be conveyed to Purchaser in a form reasonably acceptable to both Purchaser and Seller conveying good, indefeasible, and insurable title to the Improvements, free and clear of all mortgages, liens, encumbrances, management agreements, leases, licenses, franchises, concession agreements, security interests, prior assignments or conveyances, conditions, restrictions, rights of way, easements, encroachments, claims, and other matters except only those matters that become Permitted Exceptions (defined below) under the terms hereof.

          4.2. Bill of Sale.  Seller's interest in all FF&E, Supplies,
               ------------
Warranties, Licenses, Telephone Numbers, Plans and Specs, Utility Reservations, Records, Deposits, Cash Drawers and other personal property shall be conveyed to Purchaser (and/or, at Purchaser's option, Purchaser's ground lessee or other designee) by Seller's Special Warranty Bill of Sale, Assignment and Assumption Agreement in a form reasonably acceptable to both Purchaser and Seller (the "Bill of Sale").

          4.3. Title Commitment.  Within ten (10) days after the execution of
               ----------------
this Agreement, Seller shall obtain and deliver to Purchaser, at Seller's sole cost and expense, the following:

          (a) A Commitment for Title Insurance (the "Title Commitment") issued by Chicago Title Insurance Company ("Chicago") or other title company designated by Purchaser, or, if applicable, issued for Chicago or such other title company through an agency designated by Purchaser, (the "Title Company"), for the most recent form of ALTA owner's policy, covering the Land and Improvements, in the full amount of the Purchase Price (subject to reduction, if appropriate, to the portion of the Purchase Price allocated under Section 3.2 to the Sublease

Interest and the Improvements) and endorsed as Purchaser or its lender may reasonably require, setting forth the current status of the title to the Land and Improvements, showing all liens, claims, encumbrances, easements, rights of way, encroachments, reservations, restrictions, and any other matters affecting the Land and Improvements, and pursuant to which the Title Company agrees to issue to Purchaser at Closing an Owner Policy of Title Insurance (the "Title Policy") on the most recent form of ALTA owner's policy as endorsed as Purchaser or its lender may reasonably require; and

          (b) A true, complete, and legible copy of all documents and instruments (as recorded, where applicable) (the "Supporting Documents") referred to or identified in the Title Commitment, including, but not limited to, the Groundlease and all amendments thereto, the Sublease and all amendments thereto, lien instruments, leases, plats, surveys, reservations, restrictions, and easements.

          4.4. UCC Search.  Within ten (10) days after the execution of this
               ----------
Agreement, Seller shall obtain and deliver to Purchaser, at Seller's sole cost and expense, current written reports (the "UCC Searches") from the Office of the Secretary of State of the State where the Hotel is located and the deed recording offices of the county where the Hotel is located reflecting the results of current searches of the Uniform Commercial Code Records maintained by such offices, said UCC Searches to be made under the name of Seller.

          4.5. Survey. Within ten (10) days after the execution of this
               ------
Agreement, Seller shall provide to Purchaser, at Seller's sole cost and expense, a current "as built" survey (the "Survey") of the Land and Improvements made on the ground and certified by a professional land surveyor licensed in the state in which the Hotel is located and approved by the Title Company and Purchaser (the "Surveyor"). The Survey must be prepared, and the field work surveying must be conducted, in accordance with the Minimum Standard Detail Requirements for ALTA/ACSM Real Property Title Surveys and the items set forth in Table A thereto (other than contours and elevations of the Land but including elevations of the Improvements) and shall, without limiting the foregoing, (i) accurately show the locations and dimensions of all existing easements, fire hydrants, fences, encroachments, conflicts, protrusions, alleys, stems and roads (including median and curb cuts), and rights-of-way on or adjacent to or serving the Land which are visible on the ground or listed in the Title Commitment (with recording information shown if applicable); (ii) accurately show the locations of all existing improvements, monuments, sidewalks, driveways, parking lots (with striped spaces shown) and other visible items on the Land; (iii) accurately show all areas designated as being flood prone or subject to special flood hazards or other hazardous conditions according to the most current official maps of the Flood Insurance Administration, the Federal Emergency Management Agency or any other public or semi-public body charged with determining the existence of such conditions which has jurisdiction over the Hotel; (iv) set forth a metes and bounds description of the Land and all on-the-ground Appurtenances tied at all corners to physical monuments and on all sides and curves to adjoining tracts (with any discrepancies fully reconciled) and a description by reference to the recorded plat or map of the Land; and (v) contain a certification by the Surveyor in form reasonably acceptable and addressed to Seller, Purchaser and the Title Company, indicating that the Survey was made on the ground and accurately shows all the matters required above. If different from the description contained in Exhibit A attached to this
                                            ---------
Agreement, the legal description of the Land contained in the Survey, once the correctness thereof has been confirmed by Seller, Purchaser and the Title Company, shall be substituted for the description of the Land contained in said

Exhibit A and this Agreement shall be deemed amended by the substitution of the
- ---------
legal description of the Land contained in the Survey as a new Exhibit A without
                                                               ---------
the necessity of the parties executing any additional written amendments to this Agreement. In addition, such description shall be used in the Owner Policy of Title Insurance, in the Assignment of Leases, and in any Mortgagee Policy of Title Insurance and any mortgage or satisfaction of mortgage to be delivered to any lender at Closing.


          4.6. Procedure for Purchaser's Title Objections. Purchaser shall have
               ------------------------------------------
until thirty (30) days following the completion of all deliveries required of Seller to Purchaser under Sections 4.3, 4.4 and 4.5 (the "Title Review Period") to notify Seller in writing of any objections ("Title Objections") Purchaser may have to matters reflected in or concerning the Title Commitment, the Supporting Documents, the Survey, the UCC Searches, any of the other documents or items delivered by Seller to Purchaser. (i) In the event that Purchaser fails to notify Seller of any such objections prior to the expiration of the Title Review Period, Purchaser shall be deemed to have waived such objections. (ii) If Purchaser shall so notify Seller of any such objections, Seller may elect to cure such objections within fourteen (14) days from the date on which Seller receives Purchaser's title objections (the "Title Cure Period"). If Purchaser, in Purchaser's reasonable discretion, is not satisfied with the results of any such cure efforts by Seller, Purchaser may terminate this Agreement by giving written notice of termination to Seller at any time within twenty (20) days (the "Post-Title Cure Period") after the end of the Title Cure Period. The Earnest Money shall be returned to Purchaser within five (5) days after any such termination, and neither party shall have any further rights or obligations one to the other, except for the repair obligation set forth in Section 5.1. If Purchaser does not terminate this Agreement within said twenty (20) days after the Title Cure Period as provided herein, Purchaser shall be deemed to have waived the Title Objections and the right to terminate this Agreement under this Section 4.6, subject to the remaining terms of this Agreement.


                                   ARTICLE 5
                  HOTEL DOCUMENTS, INSPECTION AND OBJECTIONS
                  ------------------------------------------

          5.1. Inspections.  For a period of forty-five (45) days from the date
               -----------
hereof, Seller shall give Purchaser and Purchaser's agents and representatives reasonable access to the Hotel during normal business hours prior to Closing and the right to physically inspect the Hotel and to conduct soil tests, environmental and engineering tests and inspections, review accounting records, correspondence and deliveries of Supplies to the Hotel and conduct other tests and inspections (so long as such tests and inspections do not unreasonably interfere with the use and occupancy of the Hotel by Seller, by guests or patrons of the Hotel property, or by tenants). The costs and expenses of Purchaser's investigation shall be borne solely by Purchaser. In the event that the transaction contemplated by this Agreement does not close for any reason, Purchaser shall have the obligation to repair any damage caused by Purchaser's inspections and tests to the condition prior to Purchaser's entry, which obligation shall survive any termination of this Agreement. The terms of this Agreement and all information furnished by Seller to Purchaser in accordance with the provisions of this Agreement or obtained by Purchaser in the course of its investigations shall be treated as confidential information by Purchaser, and Purchaser shall not discuss or otherwise disclose to Hotel employees such terms and information without the prior approval of Seller, except that Purchaser may disclose such information to prospective investors and lenders, to attorneys and other parties assisting or representing Purchaser in connection with the subject transaction, and to others as may be required by lawful order. The foregoing obligation to treat such information as confidential shall survive any termination of this Agreement but shall not survive Closing.

          5.2. Hotel Documents.  As soon as practicable but in no event later
               ---------------
than ten (10) days after the execution hereof, Seller, at Seller's sole cost and expense, will deliver to Purchaser true, correct and complete copies (or where specifically indicated, original counterparts) of the following, together with all amendments, modifications, renewals or extensions thereof-

               (i) All Warranties relating to the Hotel or any part thereof which are still in effect;

              (ii) Financial statements, budgets and Federal and State income tax returns for the Hotel, for the current year to date and each of the five (5) years prior to the year of this Agreement (the "Financial Statements"), including the itemization of (1) annual insurance premiums for each such year for fire, extended coverage, workers' compensation, vandalism and malicious mischief, general liability, business interruption, rents and other forms of insurance shown thereon; (2) expenses incurred for water, electricity, natural gas, sewer and other utility charges; (3) total rents and revenues collected from tenants and from hotel guests and other patrons of the Hotel; (4) management fees; (5) maintenance, repairs and other expenses relating to the management and operation of the Hotel; (6) historical occupancy statistics for the Hotel; and (7) all capital expenditures made during the aforementioned periods;

             (iii)  All Licenses;

              (iv) All of the most recent real estate and personal property tax statements with respect to the Hotel and notices of appraised value for the Land and Improvements;

               (v) To the extent in Seller's possession or control or readily obtainable without material expense, all engineering and architectural plans, drawings and specifications relating to the Hotel, as well as copies of any environmental reports, boundary surveys, engineering reports and subsurface studies affecting the Hotel. If the Hotel is purchased by Purchaser, all such documents and information shall thereupon be and become the property of Purchaser without payment of any additional consideration therefor; provided, however, in the event that the Closing does not actually occur, Purchaser shall return such information to Seller;

              (vi) All Services Contracts and a schedule of such Service Contracts (the "Schedule of Service Contracts");

             (vii) All Leases (other than guest or room booking and reservation contracts), a schedule of such Leases (the "Schedule of Leases") and all agreements for real estate commissions, brokerage fees, finder's fees or other compensation payable by Seller in connection therewith which would be binding on Purchaser after Closing;

            (viii) A rent roll including for each Lease (1) the name of the tenant; (2) the suite; (3) the base rental rate; (4) the amount of prepaid rent; (5) the amount of each security deposit; (6) the applicable percentage rental rate, if any, and the means of calculation thereof, (7) the date of the Lease; and (8) the expiration date of the Lease;

              (ix) To the extent in Seller's possession or control, all notices received from governmental authorities in connection with the Hotel;

               (x) A list of all current employees of Seller at the Hotel and their salaries or wages and all employment benefits accompanied by copies of their employment agreements and/or union contracts, if any;

              (xi) All FF&E Leases and a schedule of such FF&E Leases (the "Schedule of FF&E Leases");

             (xii)  An inventory of the FF&E and Supplies;

            (xiii) A schedule of the Deposits and the Utility Reservations (the "Schedule of Deposits and Utility Reservations"); and

             (xiv) Such other documents or information as may be reasonably requested in writing by Purchaser no later than twenty (20) days after the execution hereof.

If requested by Seller, Purchaser shall acknowledge in writing the receipt of items listed in this Section 5.2, upon receipt of such items.

          5.3. Procedure for Purchaser's Objection.  (a) Purchaser shall have
               -----------------------------------
until forty-five (45) days following the completion of all deliveries required of Seller to Purchaser under Section 5.2 (the "Review Period") to notify Seller in writing of any reasonable objections ("Other Objections") Purchaser may have to matters reflected in or concerning any of the documents or items delivered by Seller to Purchaser, or the results of the inspections, tests, and studies under
Section 5.1 and any other tests or inspections of the Hotel made by Purchaser and also of any Service Contracts, Leases, FF&E Leases, or Licenses that Purchaser does not wish to assume. (i) In the event that either (x) Purchaser fails to notify Seller of any objections prior to the expiration of the Review Period or (y) Purchaser notifies Seller in writing that it wishes to terminate the Review Period pursuant to Paragraph 5.3(b) hereof and Seller consents to such termination, Purchaser shall be deemed to have waived such objections and the Initial Earnest Money shall become non-refundable to Purchaser and be delivered immediately to Seller by the Title Company. (ii) If Purchaser shall so notify Seller of any objections, Seller may elect to cure such objections within ten (10) days from the date on which Seller receives Purchaser's objections (the "Cure Period"). If Purchaser, in Purchaser's reasonable discretion, is not satisfied with the results of any cure efforts by Seller, Purchaser may terminate this Agreement by giving written notice of termination to Seller at any time within twenty (20) days (the "Post-Cure Period") after the end of the Cure Period. In the event that Purchaser notifies Seller of any Other Objections, (i) the Title Company shall continue holding the Initial Earnest Money in escrow during the Cure Period and the Post-Cure Period and (ii) Purchaser will not be required to deliver the Additional Earnest Money until the end of such Post-Cure Period. If Purchaser terminates this Agreement pursuant to this Section, Seller shall be entitled to retain and, to the extent it has not already done so, Purchaser shall deliver to Seller all reports and studies of third parties relating to the Hotel resulting from the inspection of the Hotel (or the portions of such reports and studies that are specific to the Hotel) and all the documents delivered to Purchaser pursuant to Section 5.2. The Initial Earnest Money shall be returned to Purchaser within five (5) days after any such termination, and neither party shall have any further rights or obligations one to the other, except for the repair obligation set forth in Section 5.1. If Purchaser does not terminate this Agreement within the Post-Cure Period, (i) Purchaser shall be deemed to have waived the Other Objections and the right to terminate this Agreement under this Section 5.3 and shall be deemed to have accepted and approved the condition of the Hotel and the delivered items, subject, however, to the remaining terms of this Agreement, (ii) the Title Company shall immediately deliver the Initial Earnest Money to Seller and (iii) Purchaser shall deliver the Additional Earnest Money to Title Company to be held in accordance with the terms of this Agreement. By Closing, Seller shall, at Seller's expense, cancel any and all management agreements affecting the Hotel and such other Service Contracts, Leases and FF&E Leases as to which Purchaser objects pursuant to Sections 4.6 and 5.3 hereof and pay and cause to be released all debts, liens, and encumbrances in any way affecting the Hotel unless Purchaser has expressly agreed herein to accept the Hotel subject thereto.

          (b) Purchaser may terminate the Review Period prior to the expiration of such period by giving written notice to Seller of such termination, subject however to Seller's right to object within two (2) days of its receipt of Purchaser's notice.

          5.4. Deliveries.  Prior to the end of the Review Period, Seller shall
               ----------
deliver the following to Purchaser, at Seller's sole cost and expense:

          (a)  Consent of Sublessor.  Written consent of the Sublessor to the
               --------------------
transactions contemplated herein, including the Assignment of Sublease Interest, duly executed and acknowledged by Sublessor ("Sublessor Consent"), in form and substance reasonably satisfactory to Purchaser's counsel.

          (b)  Consent of Master Lessor.  Written consent of the Master Lessor
               ------------------------
to the transactions contemplated herein, including the Assignment of Sublease, duly executed and acknowledged by Master Lessor ("Master Lessor Consent"), in form and substance reasonably satisfactory to Purchaser's counsel.

          (c)  Non-Disturbance Agreement.  A non-disturbance agreement from
               -------------------------
Master Lessor to the holder of the Sublease Interest, duly executed and acknowledged by Master Lessor, in form and substance reasonably satisfactory to Purchaser's counsel.

          (d)  Estoppel Certificate from Sublessor.  An Estoppel Certificate
               -----------------------------------
from the Sublessor, in form and substance reasonably satisfactory to Purchaser's counsel.

          (e)  Estoppel Certificate from Master Lessor.  An Estoppel Certificate
               ---------------------------------------
from the Master Lessor, in form and substance reasonably satisfactory to Purchaser's counsel.



                                   ARTICLE 6
                             PERMITTED EXCEPTIONS
                             --------------------

          6.1. Permitted Exceptions.  Notwithstanding any other provision herein
               --------------------
set forth, Purchaser shall not be entitled to make any objection or terminate this Agreement on the basis of any lien, encumbrance or security interest created by Purchaser at Closing in connection with Purchaser's acquisition of the Hotel. The agreed exceptions to title specified in the immediately preceding sentence, together with the Groundlease and Sublease, each as amended, and any other title exceptions, test items, or deliveries to which the Purchaser does not object in accordance with Sections 4.6 or 5.3, as appropriate, and any title exceptions, test items, or deliveries to which Purchaser objects that are not cured and which Purchaser is deemed to have accepted and approved in accordance with Sections 4.6 or 5.3, as appropriate, shall be hereinafter referred to as the "Permitted Exceptions."


                                   ARTICLE 7
                  LEASES, FF&E LEASES, AND SERVICE CONTRACTS
                  ------------------------------------------

          7.1. Schedules.  Seller hereby warrants, represents, and certifies
               ---------
unto Purchaser, to the best of Seller's knowledge and belief, (i) that the Schedule of Service Contracts, Schedule of FF&E Leases, Schedule of Leases, and Schedule of Deposits and Utility Reservations, when delivered, will be a true, correct, and complete list of all Service Contracts, all FF&E Leases, all Leases (other than guest or room booking and reservation contracts), and all Deposits and Utility Reservations in effect at that time,
(ii) that the copies of the Service Contracts, FF&E Leases, and Leases, when delivered to Purchaser, will be true, complete and correct copies of such Service Contracts, FF&E Leases, and Leases (including, without limitation, all amendments, modifications, renewals, and extensions thereof), (iii) that there are and will be no written or oral agreements of the nature of the Service Contracts or the FF&E Leases binding on the Hotel or on Purchaser after Closing, other than the Service Contracts, the FF&E Leases, and the Leases assumed hereunder by Purchaser, (iv) that there are and will be no other written or oral agreements binding on the Hotel or on Purchaser after Closing with any tenants, licensees, concessionaires or other persons or entities (collectively, "Tenants", and individually, "Tenant") or any guarantors of the Tenants' obligations (collectively "Guarantors", and individually, "Guarantor") relating to their use or occupancy other than those permitted under Section 8. 1 (e) of this Agreement, (v) that the Service Contracts, FF&E Leases, and Leases are in full force and effect and no default exists thereunder and no condition exists that, with the giving of notice or passage of time, or both, would constitute a default, and (vi) that no Tenant has made any claim of any right of offset. The term "Tenant" shall refer only to tenants under Leases and not guests of the Hotel.


                                   ARTICLE 8
                              OPERATION OF HOTEL
                              ------------------

          8.1. Interim Operation.  Seller hereby covenants and agrees that
               -----------------
between the date of this Agreement and the Closing, Seller shall:

          (a) Operate, manage, and maintain the Hotel consistent with Seller's prior practice and as a reasonable and prudent operator of like-kind hotels in the same competitive market would operate, manage, and maintain the Hotel, including, without limitation, (i) using reasonable efforts to keep available the services of its present employees at the Improvements and to preserve its relations with guests, suppliers and other parties doing business with Seller with respect to the Hotel, (ii) accepting booking contracts for the use of the Hotel facilities on terms not less favorable than the terms typically arranged by Seller as of the date of this Agreement and retaining such bookings, (iii) maintaining the current level of advertising and other promotional activities for Hotel facilities, (iv) maintaining its books of accounts and records in the usual, regular and ordinary manner, in accordance with generally accepted accounting principles applied on a basis consistent with the basis used in keeping its books in prior years, and (v) remaining in substantial compliance with all current license agreements;

          (b)  Not commit waste of any portion of the Hotel;

          (c) Keep and maintain the Hotel in a state of repair and condition consistent with the requirements of clause (a) above;

          (d) Keep, observe, and perform all its obligations under the Leases, the FF&E Leases, the Service Contracts, the Licenses, and all other applicable contractual arrangements relating to the Hotel;

          (e) Not enter into any new agreements of the nature of the Service Contracts, FF&E Leases, or Leases or any amendments, modifications, renewals or extensions of any existing Service Contracts, FF&E Leases, or Leases without Purchaser's prior written consent;

          (f) Timely make all repairs, maintenance, and replacements to keep the Hotel and all FF&E in good operating condition;

          (g) Keep Food and Beverages and Supplies adequately stocked, consistent with good business practice, as if the sale of the Hotel hereunder were not to occur, including without limitation, maintaining china, glassware, silverware, dining room linens, bedroom sheets, pillowcases, bath towels and washcloths in accordance with Seller's customary practice prior to the commencement of negotiation of this Agreement;

          (h) Not grant any bonus, free rent, rebate or other concession to any present or future Tenant, without Purchaser's prior written consent;

          (i) Advise Purchaser promptly of any litigation, arbitration, or administrative hearing before any court or governmental agency concerning or affecting the Hotel which is instituted or threatened after the date of this Agreement or if any representation or warranty contained in this Agreement shall become false;

          (j) Not take, or omit to take, any action that would have the effect of violating any of the representations, warranties, covenants or agreements of Seller contained in this Agreement;

          (k) Comply with all federal, state, and municipal laws, ordinances, regulations, and orders relating to the Hotel of which Seller has knowledge, provided that if Seller notifies Purchaser of any non-compliance with any such law, ordinance, regulation or order, Purchaser shall object to such non-compliance within thirty (30) days of receipt of such notice or be deemed to have consented to such non-compliance (provided further that any such consent by Purchaser shall only apply to the current non-compliance with the specific law, ordinance, regulation or order);

          (l) Not sell or assign or enter into any agreement to sell or assign, or to create or permit to exist any lien or encumbrance (other than a Permitted Exception) on, the Hotel or any portion thereof;

          (m) Not allow any License or other right currently in existence with respect to the operation, use, occupancy or maintenance of the Hotel to expire, be canceled or otherwise terminated without Purchaser's prior written consent;

          (n) Not cancel any existing booking contracts for the use of Hotel facilities or new booking contracts obtained by Seller after the date of this Agreement; and

          (o) Pay or cause to be paid all taxes, assessments (or in the event an assessment is payable in installments, all installments thereof) and other impositions levied or assessed on the Hotel or any part thereof prior to the date on which the payment thereof is due.

          None of the requirements of this Section 8.1 shall be construed to require Seller to perform any major repairs of the Hotel.

          In the event that Seller is required by this Section 8.1 to obtain Purchaser's prior consent to any action by Seller or state of facts, Seller shall make a written request to Purchaser for such consent and Purchaser shall not unreasonably withhold its consent. If Purchaser has not approved or rejected such request within ten (10) days of Purchaser's receipt thereof, Purchaser shall be deemed to have given its approval thereto.

          8.2. Mechanics Liens.  Seller hereby represents, warrants, and
               ---------------
covenants that all work required to be done prior to the Closing Date under the terms of any Lease or License has been or will be performed and fully paid for by Seller prior to the Closing Date in accordance with the terms of such Lease or License, and all mechanics' and materialmen's liens arising from any labor or material furnished prior to the Closing Date will be discharged or bonded so as to be omitted from Purchaser's Title Policy.

          8.3. Notices of Violation.  Seller hereby covenants and agrees that
               --------------------
all notices of violation of federal, state or municipal laws, ordinances, orders, regulations or requirements ("Notices of Violation") issued, filed, or served by any governmental agency having jurisdiction over the Hotel against or affecting the Hotel on or before the Closing Date of which Seller has actual knowledge shall be promptly disclosed to Purchaser.

          8.4. Third Party Consents.  Prior to the Closing Date, Seller shall,
               --------------------
at Seller's expense use reasonable good faith efforts and cooperate with Purchaser to obtain all third party consents and approvals required in order for Purchaser to purchase the Hotel.

          8.5. Estoppel Letters.  Seller shall employ reasonable good faith
               ----------------
efforts to obtain from each Tenant under any Lease affecting the Hotel (but not from current or prospective occupants of hotel rooms within the Hotel), and to deliver to Purchaser not less than five (5) days before the expiration of the Review Period, an estoppel letter substantially in the form attached to this Agreement as Exhibit 8.5. In the event that Seller is unable to obtain an
             -----------
estoppel letter from any such Tenant by said date, Seller shall deliver to Purchaser a certificate in which Seller certifies, to the best of Seller's actual knowledge, the information required by the form of estoppel letter attached to the Agreement as Exhibit 8.5.
                             -----------


                                   ARTICLE 9
                         REPRESENTATIONS AND COVENANTS
                         -----------------------------

          9.1. Representations by Purchaser.  Purchaser hereby represents and
               ----------------------------
warrants unto Seller that each and every one of the following statements is true, correct and complete in every material respect as of the date of this Agreement and may be correct and complete as of the Closing Date:

          (a) Purchaser is duly organized, validly existing and in good standing under the laws of the State of Texas, and, other than qualifying to do business in the state where the Hotel is located (if not already so qualified), has full right power and authority to enter into this Agreement and to assume and perform all of its obligations under this Agreement; and the execution and delivery of this Agreement and the performance by Purchaser of its obligations under this Agreement require no further action or approval of Purchaser's shareholders, directors, members, managers or partners (as the case may be) or of any other individuals or entities in order to constitute this Agreement as a binding and enforceable obligation of Purchaser. The individuals and/or entities signing below in the indicated representative capacities are fully authorized so to act.

          (b) Purchaser is not a foreign entity, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations).

          (c) To the best of Purchaser's knowledge and belief, none of: (a) the entry into, (b) performance of, or (c) the compliance with this Agreement by Purchaser has resulted, or will result, in any violation of, default under, or acceleration of any obligation under any existing corporate charter, certificate of incorporation, bylaw, articles of organization, limited liability company agreement or regulations, partnership agreement, mortgage indenture, lien agreement, note, contract, permit, judgment, decree, order, restrictive covenant, statute, rule or regulation or other agreement applicable to Purchaser.

          (d) Purchaser will rehire a sufficient number of Hotel employees after Closing so that Seller will not be required to give the notification specified in the Worker Adjustment and Retraining Notification Act.

          (e) Promptly after the date hereof Purchaser shall deliver to Seller pro forma financial statements of American General Hospitality Operating Partnership, L.P., a Delaware limited partnership (the "Operating Partnership"), reviewed by Coopers & Lybrand L.L.P..

          (f) To the best of Purchaser's knowledge and belief, no exhibit hereto or document specified hereunder furnished or to be furnished, pursuant to this Agreement, to Seller, contains or will contain any materially untrue statement or omission of a material fact.

          9.2. Representations by Seller.  Seller hereby, represents and
               -------------------------
warrants unto Purchaser that each and every one of the following statements is true, correct and complete in every material respect as of the date of this Agreement and will be true, correct and complete as of the Closing Date:

          (a) Seller is duly organized, validly existing and in good standing under the laws of the State of California and has full right, power and authority to enter into this Agreement and to assume and perform all of its obligations under this Agreement; and the execution and delivery of this Agreement and the performance by Seller of its obligations under this Agreement require no further action or approval of Seller's shareholders, directors, members, managers or partners (as the case may be) or of any other individuals or entities in order to constitute this Agreement as a binding and enforceable obligation of Seller. The individuals and/or entities signing below in the indicated representative capacities are fully authorized so to act.

          (b) Seller is not a foreign entity, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations).

          (c) To the best of Seller's knowledge and belief, none of: (i) the entry into, (ii) the performance of, or (iii) the compliance with this Agreement by Seller has resulted, or will result, in any violation of, default under, or acceleration of any obligation under any existing corporate charter, certificate of incorporation, bylaw, articles of organization, limited liability company agreement or regulations, partnership agreement, mortgage indenture, lien agreement, note, contract, permit, judgment, decree, order, restrictive covenant, statute, rule or regulation or other agreement applicable to Seller or to the Hotel.

          (d) To the best of Seller's knowledge and belief, there are no leases, licenses, concessions, management agreements, leasing agent's agreements, equipment leases, building service agreements, maintenance contracts, suppliers contracts, warranty contracts, operating agreements, or other agreements (i) to which Seller is a party or an assignee, (ii) binding upon the Hotel, relating to the ownership, occupancy, operation or maintenance of the Land, Improvements, FF&E or Supplies, or (iii) giving anyone other than Seller and transient hotel guests a right to use or occupy the Hotel or any part thereof, except for the Groundlease and Sublease and those Service Contracts, Leases, Warranties and FF&E Leases previously disclosed to Purchaser. True and complete copies of each of the Service Contracts, Leases, Warranties and FFE Leases identified on Exhibit B have been delivered to Purchaser. The Service
                     ---------
Contracts, Leases, Warranties and FFE Leases are in full force and effect and there are no defaults thereunder by any party thereto and all amounts now due thereunder have been paid.

          (e) Seller has received no notice, and has no knowledge, that it lacks any permit, license, certificates or authority necessary for the present use and occupancy of the Improvements.

          (f) To the best of Seller's knowledge and belief, the present level of insurance with respect to the Hotel is commercially reasonable and will be maintained in full force and effect until the Closing Date. The insurance covering the Hotel is listed in the insurance schedule annexed hereto as Exhibit
                                                                         -------
C.  True and correct copies of each policy have been furnished to Purchaser.
- -

          (g) No party has any right or option to acquire the Hotel or any portion thereof, other than Purchaser's rights hereunder.

          (h)  To the best of Seller's knowledge and belief there are no:

          (i) pending arbitration proceedings or unsatisfied arbitration awards, or judicial proceedings or orders respecting awards, which might become a lien on the Hotel;

         (ii) pending unfair labor practice charges or complaints, unsatisfied unfair labor practice orders or judicial proceedings or orders, with respect to the Hotel;

        (iii) pending charges or complaints with or by city, state or federal civil or human rights agencies, unremedied orders by such agencies or judicial proceedings or orders with respect to obligations under city, state or federal civil or human rights or anti-discrimination laws or executive orders, with respect to the Hotel;

         (iv) condemnation proceeding pending or, to Seller's knowledge, threatened with regard to all or any part of the Hotel; or

          (v) other pending, or threatened or actual litigation claims, charges, complaints, petitions or unsatisfied orders by or before any administrative agency or court which affects the Hotel or might become a lien on the Hotel,

(all collectively, the "Pending Claims").

          (i)  Seller has received no Notice of Violations.

          (j) To the best of Seller's knowledge and belief, Seller and the Hotel are in compliance in all material respects (i) with all terms and conditions of all notices, permits, licenses, registrations, certificates of occupancy, applications, consents, zoning and/or building code restrictions, variances, notices of intent, and/or other authorizations which are required for the use or operation of the Hotel, (ii) with all applicable laws, rules, regulations, ordinances and orders in effect as of the date hereof promulgated by any federal, state or local executive, legislative, judicial, regulatory or administrative agency, board or authority, or any applicable judicial or administrative decision that relate to the Hotel, including without limitation the Americans With Disabilities Act of 1990, as amended, and regulations or orders promulgated thereunder, and (iii) with all limitations, requirements, restrictions, conditions, standards, prohibitions, schedules and timetables contained in any of the foregoing.

          (k) To best of Seller's knowledge, no "Hazardous Materials" (defined below) are located on or at the Hotel. To the best of Seller's knowledge, the Hotel has never been used as a manufacturing, storage or dump site for Hazardous Materials, nor is the Hotel affected by any "Hazardous Materials Contamination" (also defined below). To the best of the Seller's knowledge and belief, no property adjoining the Hotel has ever been used as a manufacturing, storage or dump site for Hazardous Materials nor is any such adjoining property affected by Hazardous Materials Contamination. As used herein, the term "Hazardous Materials" shall mean any material or substance (A) which is defined as a "hazardous waste" under the Resource Conservation and Recovery Act of 1976 (42 U.S.C. (S)(S) 6901 et seq.), as amended from time to
                                            -- ---
time, and regulations promulgated thereunder; (B) which is defined as a "hazardous substance" under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. (S)(S) 9601 et seq.), as
                                                              -- ---
amended from time to time, and regulations promulgated thereunder; (C) which is defined as a hazardous or toxic substance or waste in any statute, regulation or ordinance adopted by the state in which the Hotel are located or its agencies or political subdivisions; (D) which is petroleum; (E) which is asbestos; (F) which is designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. (S) 1251 et seq. (33 U.S.C. (S) 1321) or listed
                                    -- ---
pursuant to Section 307 of the Clean Water Act (33 U.S.C. (S) 1317); or (G) the presence of which on the Hotel is prohibited by any legal requirement of any governmental authority or which may give rise to a lien for the benefit of a governmental authority; and which, under the circumstances and quantities in which any of the foregoing may be found, requires remediation. "Hazardous Materials Contamination" shall mean the contamination (whether presently existing or hereafter occurring) of the Hotel and improvements thereon, facilities, soil, ground water, air or other elements on, or of, the Hotel by Hazardous Materials, or the contamination of the buildings, facilities, soil, ground water, air or other elements on, or of, any other property as a result of Hazardous Materials at any time emanating from any portion of the Hotel. There are no underground gasoline, oil or other storage tanks at the Hotel.

          (l) To the best of Seller's knowledge and belief, Purchaser will in no way be obligated for any employees, or union contracts with respect to employees, employed by Seller with regard to the Hotel before the Closing, subject to Section 9.1(d) hereof. Neither Seller nor its managing agent (if any) will, between the date hereof and the date of Closing, enter into any new employment or union contracts or agreements or hire any new employees that will be binding on Purchaser on or after the Closing. Purchaser will not be obligated to give or pay any amount accruing before Closing to any employee of Seller or Seller's managing agent. Purchaser shall not have any liability incurred before Closing under any pension or profit sharing plan that Seller or its managing agent may have established with respect to the Hotel or their or its employees. It is expressly agreed that Seller shall be and remain liable for all accrued salaries, wages, bonuses, profit-sharing, and other compensation, vacation, sick leave, worker's compensation, and welfare benefits, deferred compensation, savings, pension, profit sharing, 401(k), and retirement plan, and insurance and other benefits of all employees of the Hotel whether or not employed by Purchaser and for all liabilities of whatever kind (including without limitation those arising under COBRA) with respect to all employees of the Hotel who are not employed by Purchaser, and Seller hereby indemnifies Purchaser with respect to the foregoing.

          (m) To the best of Seller's knowledge, information and belief there is no material defect in the condition of the Hotel or any portion thereof, which has not been corrected or which will materially impair the operation of the Hotel and the Hotel will be in materially good operating condition on the Closing Date. FF&E and Supplies as of the Closing Date will be of sufficient quantity and quality for the continued rental in the usual course immediately following the Closing Date of all of the rooms and facilities of the Hotel.

          (n) To the best of Seller's knowledge, information and belief, neither the Hotel nor any portion thereof is (i) listed, or eligible to be listed, in any national, state or local register of historic places or areas, or
(ii) located within any designated district or area in which the permitted uses of land located therein are restricted by regulations, rules or laws other than those specified under local zoning ordinances.

          (o) To the best of Seller's knowledge and belief, true and complete copies of all licenses, permits and certificates issued in connection with the use and operation of the Hotel are annexed hereto as Exhibit D. To the best of
                                                     ---------
Seller's knowledge and belief, no default has occurred in the due observance of any condition to any license, permit or certificate relating to the Hotel, nor is there lacking any license, permit or certificate needed in connection with the ownership or operation of the Hotel or the Business. The sale and service of alcoholic beverages at the Facility has been in compliance with all applicable laws and regulations and Seller has no knowledge of any violation or alleged violation of any such laws or regulations during its period of ownership. Valid permanent certificates of occupancy have been issued for each of the Buildings and remain in full force and effect.

          (p) Seller has no knowledge of any pending or threatened condemnation affecting the Hotel or of any improvement liens or special assessments to be made against any portion of the Hotel by any governmental authority.

          (q) True and complete copies of Seller's audited financial statements for the Hotel for the past five years or, if Seller has owned the Hotel for less than five years, for such shorter period of time, and the most recent year-to-date statements are annexed hereto as Exhibit E.  The information contained therein
                                 ---------
is materially true, correct and complete and does not omit any material information required to make them fair and complete.

          (r) The Groundlease, as amended, and the Sublease, as amended, are in full force and effect and there are no defaults thereunder, nor have there occurred any events which with the passage of time or the giving of notice or both would constitute a default thereunder. True and complete legible copies of the Sublease and all amendments thereto and the Groundlease and all amendments thereto have been delivered to Purchaser, and all of the foregoing are listed on Exhibit F attached hereto.
- ---------

          (s) To the best of Seller's knowledge and belief, no exhibit hereto or document specified hereunder furnished or to be furnished, pursuant to this Agreement, to Purchaser, contains or will contain any materially untrue statement or omission of a material fact.

          (t) No person or party, other than Purchaser, has any right or option to acquire the Hotel or any portion thereof covered by this Agreement, or any part thereof or any interest therein. There exist no agreements, written or oral, affecting the Hotel which are not mentioned in this Agreement.

          (u) Seller shall use its best efforts to identify a Like-Kind Property promptly after the date hereof to be used in the exchange contemplated in Section 3.1(c) hereof.


          9.3. Subsequent Developments.  After the date of this Agreement and
               -----------------------
until the Closing Date, Seller shall keep Purchaser fully informed of all subsequent developments which would cause any of Seller's representations contained in this Agreement to be no longer accurate in any material respect. After the date of this Agreement and until the Closing Date, Purchaser shall keep Seller fully informed of all subsequent developments which would cause any of Purchaser's representations contained in this Agreement to be no longer accurate in any material respect.

          9.4. Limitation on Further Sales Efforts.  Seller may receive
               -----------------------------------
unsolicited offers for the Hotel but shall not market the Hotel or solicit or execute other offers prior to the termination of this Agreement in accordance with its terms. If Seller has entered into any agreements with any brokers in connection with the Hotel, Seller shall immediately instruct all such brokers to cease further advertisement and other active promotion of the Hotel, provided that Seller may advise such brokers that they may receive offers for the Hotel as long as they follow the terms of this Section 9.4. Seller shall not be responsible for the failure of any broker to follow Seller's instructions given in accordance with the preceding sentence.

          9.5. Shadow Management.  Seller shall permit Purchaser to establish
               -----------------
and maintain a shadow management operation with respect to the Hotel prior to the Closing Date. Personnel from Purchaser's shadow management operation shall have reasonable access during normal business hours to all books, records and other information in the possession or control of Seller or its agents concerning the Hotel and shall have the right (at Purchaser's expense) to establish duplicate books and records in order to effect a smooth transition in the ownership and management of the Hotel; provided, however, that Purchaser and its shadow management operation and employees (a) shall not unreasonably interfere with the normal management and operation of the Hotel, (b) shall hold all information acquired from such books and records confidential in accordance with the provisions of this Agreement, (c) shall repair any damage to the physical condition of the Hotel caused by Purchaser or its agents in any such shadow management operation in the event that the Closing does not occur, (d) shall not be deemed to have assumed management responsibilities prior to Closing by virtue of such shadow management and (e) shall not discuss or otherwise disclose to Hotel employees the proposed sale of the Hotel without the prior approval of Seller.

          9.6. Access to Records and Financial Information.  Purchaser and
               -------------------------------------------
Purchaser's authorized representatives and employees shall have the right, at Purchaser's sole cost, risk and expense, from time to time to enter upon and pass through the Hotel during normal business hours and upon reasonable notice to Seller to examine and inspect all of the then existing books, records, surveys, plans, specifications, permits, certificates of occupancy and other files that are relevant to the management, ownership, operation, use, occupancy, construction or leasing of the Hotel, are in Seller's possession or control, and have not been otherwise provided to Purchaser as required elsewhere herein, provided that, to the extent permitted by law, Purchaser shall keep confidential any information provided to Purchaser during such examinations and inspections which has not previously been publicly disclosed by Seller. Purchaser and its representatives and employees shall not unreasonably interfere with the operation of the Hotel or the right to privacy of guests of the Hotel. Further, and not in limitation of Section 5.2(ii) above, Purchaser's representatives shall have access to all financial and other information relating to the Hotel sufficient to enable them to prepare audited financial statements in form requested by Purchaser's independent auditors. Seller shall cooperate with Purchaser and its representatives in their review of the items listed in this
Section 9.6. Prior to the end of the Review Period, Seller shall also provide to Purchaser's representatives a signed representation letter sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Hotel such letter to be in the form of Exhibit 9.6
                                                                 -----------
hereto subject to the further requirements of such accountant.

          9.7. Condition of Hotel.  The Hotel shall be conveyed "as is" in its
               ------------------
present condition and state of repair (subject to reasonable wear, tear and natural deterioration between the date hereof and the date of Closing), provided, however, that this Section 9.7 shall not be construed to limit in any way the terms of Article 8 hereof.

          9.8. Seller's Indemnity.  Seller agrees to indemnify, and hold
               ------------------
Purchaser harmless of and from all liabilities, losses, damages, costs, expenses (including reasonable attorneys' fees) which the Purchaser may suffer or incur by reason of any debt, act or cause of action, not disclosed by Seller and approved by Purchaser, occurring or accruing prior to the Closing Date and arising from the ownership of the Sublease Interest or ownership or operation of all other components of the Hotel prior to the Closing Date, including but not limited to any claims by employees of Seller or third parties covered by insurance carried by Seller.

          9.9. Purchaser's Indemnity. Purchaser agrees to indemnify and hold
               ---------------------
Seller harmless of and from all liabilities, losses, damages, costs, expenses (including reasonably attorneys' fees) which the Seller may suffer or incur by reason of (i) any debt, act or cause of action occurring and accruing subsequent to the Closing Date and arising from the ownership of the Sublease Interest or ownership or operation of all other components of the Hotel by Purchaser subsequent to the Closing Date, including but not limited to any claims by employees of Purchaser or third parties covered by insurance carried by Purchaser, (ii) any public offering by Purchaser of a real estate investment trust (the "REIT"), as such term is defined in Sections 856 to 860 of the Internal Revenue Code of 1986, as amended, which Purchaser organizes and funds, provided that Seller is not in default of any of its obligations hereunder or
(iii) any obligation incurred or liability arising after the Closing to any employee, or under any union contract with respect to employees, employed by Purchaser with regard to the Hotel subsequent to the Closing.

          9.10. Liquor License.  The Liquor License shall be conveyed to
                --------------
Purchaser (or its designee) pursuant to a separate purchase and sale agreement in form and content substantially similar to the agreement attached hereto as

Exhibit H (the "Liquor Transfer Agreement"), which shall reflect a purchase
- ---------
price for the Liquor License of Fifteen Thousand Dollars ($15,000). Promptly after the execution hereof, (i) Purchaser shall execute (or cause its designee to execute) the Liquor Transfer Agreement and deliver any escrow deposits required thereunder and (ii) Seller shall execute (or cause the current holder of the Liquor License to execute) the Liquor Transfer Agreement.

          9.11. Food and Beverages.  The Food and Beverages shall be conveyed to
                ------------------
Purchaser (or its designee) for a purchase price to be paid in cash by Purchaser at Closing (as part of the Purchase Price), equal to the price unit list for the Food and Beverages at the Hotel for the last full calendar month preceding Closing. Seller shall deliver a copy of such price unit list to Purchaser at Closing.

          9.12. Elevator Service Contract.  Upon Closing, Purchaser shall assume
                -------------------------
a certain Vertrans Preventive Maintenance Agreement (the "Elevator Contract") dated March 13, 1995, which provides for elevator maintenance and repair service at the Hotel, unless Purchaser gives prior written notice to Seller (i) stating that Purchaser does not wish to assume the Elevator Contract and (ii) identifying the terms of an alternative agreement (an "Alternate Contract") for the provision of such elevator maintenance and repair service. In the event that Purchaser does not assume the Elevator Contract, Seller shall be responsible for any termination or cancellation fees thereunder.
Notwithstanding the foregoing, in the event that the terms (including the services provided) of the Elevator Contract and the Alternate Contract are substantially similar except for the service, rental and other fees thereunder, Seller may elect to pay or credit to Purchaser at Closing the difference between
(x) the aggregate remaining fees due under the Elevator Contract during the remaining term thereof and (y) the aggregate fees which would be due under the Alternative Contract during such remaining term, in which case Purchaser shall assume the Elevator Contractor.



                                  ARTICLE 10
                      CONDITIONS PRECEDENT TO THE CLOSING
                      -----------------------------------

          In addition to any other conditions set forth in this Agreement, Purchaser's obligations to consummate the Closing are subject to the timely satisfaction of each and every one of the conditions and requirements set forth in this Article 10, all of which shall be conditions precedent to Purchaser's obligations under this Agreement, and failing in any of which Purchaser may terminate this Agreement, the Earnest Money shall be returned to Purchaser within five (5) days after any such termination, and neither party shall have any further rights or obligations one to the other, except for the repair obligation set forth in Section 5.1. Notwithstanding the foregoing, Purchaser, in its sole discretion, may waive any such condition by notice to Seller.

          10.1.  Seller's Obligation.  Seller shall have performed all
                 -------------------
obligations of Seller hereunder which are to be performed prior to Closing.

          10.2.  Seller's Representations and Warranties.  Seller's
                 ---------------------------------------
representations and warranties set forth in Section 9.2 shall be true and correct (or, if applicable, true and correct to the best of Seller's knowledge and belief) in all material respects as if made again on the Closing Date.

          10.3.  Operational Licenses.  Purchaser shall have obtained all
                 --------------------
permits, licenses, approvals and other authorizations necessary to operate the Hotel and all restaurants, bars and lounges presently located in the Hotel, including, without limitation, the Liquor Licenses. To that end, Seller and Purchaser shall have cooperated with each other, and each shall have executed such transfer forms, license applications and other documents as may be necessary or desirable for Purchaser to obtain such permits, licenses, approvals and other authorizations.

          10.4.  Consent of Sublessor and Master Lessor.  Seller shall have
                 --------------------------------------
obtained the consent of Sublessor and Master Lessor to the transfer of the Hotel.

          10.5.  Release by Sublessor.  Seller shall have obtained from
                 --------------------
Sublessor a release from all obligations under the Sublease incurred after Closing.

          10.6.  Other.  The conditions of Article 11 below shall have been
                 -----
satisfied.


                                  ARTICLE 11
                         CLOSING AND CLOSING DOCUMENTS
                         -----------------------------

          11.1.  Closing.  The consummation and closing (the "Closing") of the
                 -------
transaction contemplated under this Agreement shall occur on the date (the "Closing Date") that is the earlier of (i) thirty (30) days following the end of the Review Period or (ii) July 1, 1996, provided, however, that in the event Purchaser notifies Seller of any Title Objections or Other Objections in accordance, respectively, with Sections 4.6 and 5.3 hereof, Purchaser, in its sole discretion, may choose a Closing Date which is thirty (30) days following the end, respectively, of the Post-Title Cure Period or the Post-Cure Period, by giving notice to Seller prior to the date on which the Closing would otherwise occur. In the event that the Closing Date would otherwise occur prior to July 1, 1996, Seller shall have the right to designate July 1, 1996 as the Closing Date. Notwithstanding anything to the contrary contained herein, the Closing Date determined in accordance with this Section 11.1 is subject to Purchaser's right to extend such Closing Date in accordance with Section 11.2 hereof.

          The parties hereto shall endeavor in good faith to enter into a mutually satisfactory escrow agreement with the Title Company pursuant to which the Closing shall occur on the Closing Date through an escrow-style closing. At least one (1) day prior to the Closing Date, the parties hereto shall place in escrow with the Title Company (i) the documents to be delivered pursuant to this
Article 11 and (ii) the proration funds estimated pursuant to Sections 11.5 and
11.7 hereof.

          11.2.  Right to Extend Closing Date.  Purchaser shall have the right
                 ----------------------------
to extend the Closing Date for up to thirty (30) days after the date on which the Closing would otherwise occur under Section 11.1, by giving notice to Seller prior to such date on which the Closing would otherwise occur.

          11.3.  Seller's Deliveries.  At the Closing and at Seller's sole cost
                 -------------------
and expense, Seller shall deliver the following to Purchaser in addition to all other items required to be delivered to Purchaser by Seller:

          (a)  Assignment of Sublease Interest.  An Assignment of Sublease
               -------------------------------
Interest in a form acceptable to Purchaser's counsel, duly executed and acknowledged by Seller ("Sublease Assignment").

          (b)  Bill of Sale.  The Bill of Sale duly executed and acknowledged by
               ------------
Seller;

          (c)  Assignment and Assumption of Leases, FF&E Leases and Service
               ------------------------------------------------------------
Contracts.  An Assignment and Assumption of all of the Leases, FF&E Leases, and
- ---------
Service Contracts which Purchaser has accepted hereunder, in a form reasonably acceptable to, and duly executed by, both Purchaser and Seller (the "Assignment and Assumption of Leases") provided that (i) the Assignment of Leases shall contain the concepts set forth in Sections 9.7 and 9.8 above, (ii) Seller shall indemnify Purchaser for any liability incurred prior to Closing under such Leases, FF&E Leases, and Service Contracts and (iii) Purchaser shall indemnify Seller for any liability incurred after Closing under such Leases, FF&E Leases, and Service Contracts;

          (d)  FIRPTA Affidavit.  An affidavit from Seller in form and substance
               ------
acceptable to Purchaser, as required by Section 1445 of the Internal Revenue Code, specifying (i) that Seller is not a foreign entity, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income tax regulations), (ii) Seller's taxpayer identification number or U.S. employer identification number, (iii) Seller's office address, and (iv) such other matters as Purchaser may reasonably require in order to satisfy itself that no withholding is required under Section 1445 of the Internal Revenue Code including an indemnity against any claim for taxes which should have been withheld;

          (e)  Vehicle Titles.  The necessary certificates of titles duly
               --------------
endorsed for transfer together with any required affidavits and other documentation necessary for the transfer of title from Seller to Purchaser of any motor vehicles owned by Seller and used in connection with the Hotel's operations;

          (f)  Authority Documents.  Evidence satisfactory to Purchaser that the
               -------------------
person or persons executing the closing documents on behalf of Seller have full right, power and authority to do so;

          (g)  Title Policy.  An Owner's Policy of Title Insurance ("Title
               ------------
Policy") issued pursuant to the Title Commitment as approved by Purchaser and issued by the Title Company (or other underwriter approved by Purchaser) to Purchaser insuring (i) the Sublease Interest and (ii) good and marketable title to the Improvements (and full rights to any of the Appurtenances evidenced by a recorded document or otherwise adequate for the Title Company to include in affirmative coverage as part of the insured estate), subject only to the Permitted Exceptions, with such endorsements as Purchaser shall reasonably require, in the amount of the portion of the Purchase Price allocated under
Section 3.2 to the Sublease Interest and the Improvements. Seller shall pay the premium for the Title Policy and any other fees or charges imposed in connection with such policy;

          (h)  Miscellaneous.  Such other instruments as are customarily
               -------------
executed in the county and State where the Hotel is located to effectuate the conveyance of property similar to the Hotel, with the effect that, after the Closing, Purchaser will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel and Seller will no longer have any rights, titles, or interests in and to the Hotel. Such instruments shall include, if appropriate, any documents required effectively to transfer the Utility Reservations by Seller to Purchaser;

          (i)  Plans, Keys, and Records.  To the extent not previously delivered
               ------------------------
to and in the possession of Purchaser, all Plans and Specs, all keys, access cards, and combinations for the Hotel (which shall be properly tagged for identification), all Records, and all Licenses;

          (j)  Original Documents.  Originals of all of the documents and
               ------------------
agreements covered by the foregoing that have not already been delivered to Purchaser;

          (k)  Updates.  A complete list of all advance room reservations,
               -------
functions and the like, in reasonable detail specified by Purchaser, and updated UCC Searches;

          (l)  Estoppel Letters.  Either the estoppel letters or Seller's
               ----------------
certificates as described in Section 8.5 above; and

          (m)  Termination of Management Agreements.  Fully executed and
               ------------------------------------
effective terminations of all management agreements with respect to the Hotel.

On the Closing Date, Seller shall deliver to Purchaser possession of the Hotel free and clear of all tenancies of every kind and parties in possession, except for the Tenants under the Leases assumed by Purchaser under the terms hereof and guests in the Hotel, and with all parts of the Hotel (including, without limitation, the Improvements and FF&E) in substantially the same condition as the same were on the date of this Agreement, normal wear only excepted.

          11.4.  Purchaser's Deliveries.  At the Closing and at Purchaser's sole
                 ----------------------
cost and expense, Purchaser shall deliver the following to Seller:

          (a)  Purchase Price.  The Purchase Price, plus or minus the
               --------------
adjustments to be made at the Closing in accordance with the terms of this Agreement;

          (b)  Corporate Documents.  A certified copy of the certificate of
               -------------------
incorporation and corporate bylaws of Purchaser, and any amendments thereto, and a corporate resolution authorizing the transactions contemplated in this Agreement;

          (c)  Authority Documents.  Evidence satisfactory to Seller that the
               -------------------
person or persons executing the closing documents on behalf of Purchaser have full right, power and authority to do so;

          (d)  Assignment of Purchase Agreement.  An assignment of this
               --------------------------------
Agreement from Purchaser to the Operating Partnership or an affiliate thereof;
and

          (e)  Confirmation of Assignee's Financial Information.  A confirmation
               ------------------------------------------------
of the accuracy of the pro forma financial statements of the Operating Partnership (or the aforesaid affiliate) delivered under Section 9.1(e) hereof.

          (f)  Miscellaneous.  Such other instruments as are customarily
               -------------
executed by the purchaser in the county and State where the Hotel is located to effectuate the purchase of property similar to the Hotel.

          11.5.  Prorations.  At Closing, the following items of revenue and
                 ----------
expense shall be prorated, adjusted and appropriated as of 12:01 A.M. (except as otherwise provided) on the Closing Date, subject to Section 11.7 hereof:

          (a)  Hotel Taxes.  Real estate taxes, personal property or use taxes,
               -----------
assessments, and sewer rents, on the basis of the best available estimates for such taxes, assessments and rents that will be due and payable on the Hotel for the calendar year in which the Closing occurs, and Seller shall pay to Purchaser in cash at the Closing or credit against the Purchase Price Seller's pro rata portion of such taxes, assessments and rents, provided however, that if any assessments are payable in installments, Seller shall pay to Purchaser in cash at the Closing or credit against the Purchase Price those installments due at or before Closing. As soon as the exact amount of such taxes, assessments and rents for such calendar year is ascertained, Seller and Purchaser shall readjust the amounts thereof to be paid by each party to the end that Seller shall pay for those such taxes, assessments and rents attributable to the period of time prior to the Closing Date. Special assessments of any public or taxing authority constituting liens or encumbrances on the Hotel or attributable to improvements benefiting the Hotel or property in the vicinity of the Hotel which have been commenced prior to the Closing Date, whether or not assessment therefor has been levied or a lien has been imposed upon the Hotel, shall be paid by and discharged of record by Seller on or before the Closing Date. If any such special assessments for improvements benefiting the Hotel or property in the vicinity of the Hotel may be paid in installments and Seller has elected the installment method of payment, all installments shall be deemed payable as of the day prior to the Closing Date and shall be discharged of record by Seller on or before the Closing Date;

          (b)  Operating Costs.  All costs and expenses of operating the Hotel,
               ---------------
including without limitation amounts paid or payable under the Service Contracts or the FF&E Leases;

          (c)  Lease Rents.  Rents under Leases and other revenues as and when
               -----------
collected. If Purchaser receives any rents from Tenants after the Closing Date then such collections shall first be applied to rents accruing on or after the Closing Date, and Purchaser shall promptly remit the balance, if any, to Seller to the extent any pre-Closing Date rental obligation under such Tenant's Lease remains unpaid to Seller. Nothing in this paragraph shall restrict Seller's right to collect delinquent rents directly from a tenant by any legal means or shall obligate Purchaser to attempt to collect such delinquent rents on Seller's behalf;

          (d)  Groundlease and Sublease Rents.  Any rents (whether fixed or
               ------------------------------
otherwise) under the Groundlease or Sublease.

Seller shall receive a cash credit for any security deposits made by Seller under the Master Lease or Ground Lease to Master Lessor or Sublessor, respectively, which are not returned to Seller, provided that Seller assigns the right to such deposits to Purchaser;

          (e)  Revenues.  Guest, convention, room, food, beverage, and all other
               --------
charges and revenues for services rendered and the operation of all departments of the Hotel, including, but not limited to, advance payments under booking agreements for rooms, facilities and services of the Hotel and any other revenues, as and when collected, provided, however, that food, room service and restaurant revenue shall be apportioned as of the closing of dinner service hours at each restaurant on the evening preceding the Closing Date, and bar revenues shall be read, measured (and tapes preserved) and apportioned as of 2:00 A.M. on the Closing Date and provided further that room rental receipts through the night before Closing shall belong to Seller, though Seller shall be responsible for all room maid service costs for such night. All cash, checks, and other funds, and all other notes, security and other evidence of indebtedness located at the Hotel on the Closing Date and balances on deposit to the credit of the Seller with banking institutions are and shall remain the property of the Seller and are not included in this sale except for the Cash Drawers;

          (f)  Miscellaneous.  Fees and expenses for music, entertainment, trade
               -------------
association dues, trade subscriptions, coin machine income, and washroom and checkroom income;

          (g)  Deposits.  (i) Purchaser shall receive a cash credit in an amount
               --------
equal to the sum of all prepaid rentals and all security deposits, cleaning fees and deposits and other deposits paid under any Lease and not properly applied as of the Closing to a monetary obligation of the related Tenant and (ii) Seller shall receive a cash credit for all utility and other deposits made by Seller to any utility company or other third party which are not returned to Seller, provided that Seller assigns the right to such deposits to Purchaser; and

          (h)  Sales Taxes.  All sales, use and occupancy taxes, if any, due or
               -----------
to become due in connection with revenues received from the Hotel prior to the time of proration as set forth herein, and all sales, use and occupancy taxes, if any, payable in connection with any of the transactions contemplated by this Agreement will be paid by Seller. Seller shall be entitled to receive any rebates or refunds on such taxes paid by Seller prior to the Closing.

          11.6.  Document Preparation and Transfer Costs.  The cost of preparing
                 ---------------------------------------
or obtaining documents to be delivered by

Purchaser to Seller pursuant to this Agreement shall be paid by Purchaser. The cost of preparing or obtaining documents to be delivered by Seller to Purchaser pursuant to this Agreement shall be paid by Seller including, but not limited to, the cost of obtaining the Sublessor Consent, Master Lessor Consent, Non-Disturbance Agreement, Estoppel Certificate from Sublessor and Estoppel Certificate from Master Lessor. Purchaser and Seller shall equally pay all transfer and recording fees and taxes, and transfer, assumption and/or assignment fees and charges imposed by any party having an interest in the Hotel. Seller and Purchaser each shall pay one-half of the Title Company's escrow fee.

          11.7.  Reconciliation and Final Payment.  Prior to Closing, Seller and
                 --------------------------------
Purchaser shall reasonably cooperate to make a preliminary determination of the prorations required hereunder, and at Closing all such adjustments and prorations shall be based on those estimated numbers. Seller and Purchaser shall reasonably cooperate after Closing to make a final determination of such prorations. Upon the final reconciliation of the prorations under this Section and Section 11.5, the party which owes the other party any sums hereunder shall pay such party such sums within ten (10) days after the reconciliation of such sums. The obligations to calculate such prorations, make such reconciliations and pay any such sums shall survive the Closing.

          11.8.  Accounts Payable.  Seller shall retain and be responsible for
                 ----------------
the payment of all accounts payable and other debts relating to the Hotel which have accrued prior to or as of the Closing and payable after the Closing to the extent the Purchase Price is not adjusted in favor of Purchaser under the proration provisions of Sections 11.5 and 11.7 of this Agreement for such accounts payable and other debts. Purchaser shall be responsible for the particular accounts payable relating to the Hotel arising and accruing after the Closing to the extent the Purchase Price is not adjusted in favor of Seller under the same provisions.

          11.9.  Accounts Receivable.  All accounts receivable relating
                 -------------------
exclusively to periods prior to the Closing Date ("Accounts Receivable") shall remain the property of Seller. Purchaser shall forward to Seller all payments (including credit card reimbursements) actually received by Purchaser for Accounts Receivable, provided that Purchaser shall have no obligation to collect unpaid Accounts Receivable.

                                  ARTICLE 12
                           CASUALTY AND CONDEMNATION
                           -------------------------

          12.1.  Risk of Loss; Notice.  Prior to Closing and the delivery of
                 --------------------
possession of the Hotel to Purchaser in accordance with this Agreement, all risk of loss to the Hotel (whether by casualty, condemnation or otherwise) shall be borne by Seller. In the event that (a) any loss or damage to the Hotel shall occur prior to the Closing Date as a result of fire or other casualty, or (b) Seller receives notice that a governmental authority has initiated or threatened to initiate a condemnation proceeding affecting the Hotel, Seller shall give Purchaser immediate written notice of such loss, damage or condemnation proceeding.

          12.2.  Purchaser's Termination.  If, prior to Closing and the delivery
                 -----------------------
of possession of the Hotel to Purchaser in accordance with this Agreement, (a) any condemnation proceeding shall be pending against a substantial portion of the Hotel or (b) there is any substantial casualty loss or damage to the Hotel, Purchaser shall have the option to terminate this Agreement provided it delivers written notice to Seller of its election so to terminate this Agreement within thirty (30) days after the date Seller has delivered Purchaser written notice of any such loss, damage or condemnation (which notice shall include a certification of (i) the amounts of insurance coverages in effect with respect to the loss or damage and (ii) if known, the amount of the award to be received in such condemnation), and in such event all Earnest Money shall be delivered to Purchaser and thereafter no party shall have any further obligation or liability to the other under this Agreement. In the context of condemnation, "substantial" shall mean condemnation of such portion of the Hotel as would, in Purchaser's sole judgment, render use of the remainder impractical or unfeasible for the uses herein contemplated, and, in the context of casualty loss or damage, "substantial" shall mean a loss or damage in excess of $100,000 in value.

          12.3.  Procedure for Closing.  If Purchaser shall not timely elect to
                 ---------------------
terminate this Agreement under Section 12.2 above, or if the loss, damage or condemnation is not substantial, Seller agrees to pay to Purchaser at the Closing all insurance proceeds or condemnation awards which Seller has received as a result of the same plus an amount equal to the insurance deductible, if any, and assign to Purchaser all insurance proceeds and condemnation awards payable as a result of the same in which event the Closing shall occur without Seller replacing or repairing such damage.


                                  ARTICLE 13
                             DEFAULT AND REMEDIES
                             --------------------

          13.1.  Purchaser's Default.  If, at or prior to Closing, for any
                 -------------------
reason other than termination hereof pursuant to a right granted to Purchaser hereunder to do so or because of an uncured default by Seller (i) Purchaser refuses or fails to consummate the purchase of the Hotel pursuant to this Agreement, or (ii) Purchaser shall otherwise fail in any material respect to perform any of its material obligations as and when required hereunder, or if, at or prior to Closing, any representation or warranty made by or on behalf of Purchaser herein shall have been materially incorrect when made, then Seller shall give Purchaser and the Title Company written notice specifying the nature of the default, and Purchaser shall have thirty (30) days from receipt of Seller's notice within which to cure the specified default; provided, however, if at the end of said thirty (30) day period Purchaser is diligently pursuing the cure of the default but the default has not been cured, Purchaser shall have an additional period not to exceed thirty (30) days within which to complete the cure of the default. If at the end of the initial thirty (30) or, if applicable, additional thirty (30) day period the default is still not cured, then Seller, as its sole and exclusive remedy, shall have the right to terminate this Agreement by giving Purchaser and the Title Company written notice thereof, in which event neither party shall have any further rights, duties or obligations hereunder (except to the extent this Agreement may specifically provide for the survival of certain obligations of Purchaser) and Seller shall be entitled to receive the Earnest Money as liquidated damages, Seller and Purchaser hereby acknowledging that the amount of damages resulting from breach of this Agreement by Purchaser would be difficult or impossible accurately to ascertain, and the Title Company shall immediately deliver the Earnest Money to Seller. Notwithstanding the foregoing, in the event of any default by Purchaser under this Agreement due to a breach after Closing or any termination hereof of any covenant or indemnity which survives the Closing or any termination hereof, or if Seller shall discover after Closing that any warranty or representation made by Purchaser herein or in connection with the transaction contemplated herein was materially incorrect or breached when made, Seller shall have any and all rights and remedies available at law or in equity by reason of such default. If Purchaser terminates this Agreement pursuant to a right granted to Purchaser hereunder to do so, then neither party shall have any further rights, duties or obligations hereunder (except to the extent this Agreement may specifically provide for the survival of certain obligations of Purchaser), and the Earnest Money together with all interest earned thereon shall be returned to Purchaser.

          13.2.  Seller's Default.  If, at or prior to Closing, for any reason
                 ----------------
other than termination hereof pursuant to a right granted to Seller hereunder to do so or because of an uncured default by Purchaser (i) Seller refuses or fails to consummate the transaction contemplated by this Agreement, or (ii) otherwise wrongfully fails to perform any of its obligations or agreements hereunder, or if, at or prior to Closing, any representation or warranty made by or on behalf of Seller herein shall have been materially incorrect when made, then Purchaser shall give Seller and the Title Company written notice specifying the nature of the default, and Seller shall have thirty (30) days from receipt of Purchaser's notice within which to cure the specified default; provided, however, if at the end of said thirty (30) day period Seller is diligently pursuing the cure of the default but the default has not been cured, Seller shall have an additional period not to exceed thirty (30) days within which to complete the cure of the default. If at the end of the initial thirty (30) or, if applicable, additional thirty (30) day period, the default is still not cured, then Purchaser, as its sole remedies, shall have the right to do any one or more of the following:

          (a) Terminate this Agreement by written notice given to Seller and the Title Company within fifteen (15) days of the expiration of the initial thirty (30) or additional thirty (30) day cure period (whichever is applicable), in which event the Earnest Money shall be returned to Purchaser by the Title Company promptly upon receipt of such notice; or

          (b)  Seek damages or specific performance of this Agreement.

Notwithstanding the foregoing, in the event of any default by Seller under this Agreement due to a breach after Closing or any termination hereof of any covenant or indemnity which survives the Closing or any termination hereof, or if Purchaser shall discover after Closing that any warranty or representation made by Seller herein or in connection with the transaction contemplated herein was materially incorrect or breached when made, Purchaser shall have any and all rights and remedies available at law or in equity by reason of such default.

          13.3.  Survival.  Neither Purchaser's nor Seller's attendance or
                 --------
appearance at Closing shall be deemed to nullify or void the provisions of this Section.


                                  ARTICLE 14
                                    BROKERS
                                    -------

          14.1.  Identity of Brokers.  The parties hereto represent to each
                 -------------------
other that they dealt with no finder, broker or consultant in connection with this Agreement or the transactions contemplated hereby except for Com-Spec Properties Inc. (the "Brokers") which have been engaged by Seller to assist as brokers in the sale of the Hotel. Seller shall be responsible for payment of the commissions owing to the Brokers out of the Purchase Price payable at Closing.

          14.2.  Indemnification by Seller.  Seller agrees to, and hereby does,
                 -------------------------
indemnify and save harmless Purchaser and its affiliates and their respective successors and assigns against and from any loss, liability or expense, including reasonable attorneys' fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any broker, finder, consultant or like agent if such claim or claims made by any such broker, finder, consultant or like agent are based in whole or in part on any agreements entered into by Seller or its representatives for a commission or other compensation. Seller shall likewise indemnify and save harmless Purchaser and its affiliates and their respective successors and assigns against and from any loss, liability or expense, including reasonable attorneys' fees, arising out of any claim or claims for commissions or other compensation relating to the Leases.

          14.3.  Indemnification by Purchaser.  Purchaser agrees to, and hereby
                 ----------------------------
does, indemnify and save harmless Seller and its affiliates and their respective successors and assigns against and from any loss, liability or expense, including reasonable attorneys' fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any broker, finder, consultant or like agent if such claim or claims made by any such broker, finder, consultant or like agent are based on any agreements entered into by Purchaser or its representatives for a commission or other compensation.


                                  ARTICLE 15
                                 MISCELLANEOUS
                                 -------------

          15.1.  Notices.  Any notice provided for by this Agreement and any
                 -------
other notice, demand or communication which any party may wish to send to another shall be in writing and either delivered in person or sent by registered or certified mail or overnight courier, return receipt requested, in a sealed envelope, postage prepaid, and addressed to the party for which such notice, demand or communication is intended at such party's address as set forth in this Section. Purchaser's address for all purposes under this Agreement shall be the following:

          American General Hospitality, Inc.
          3860 West Northwest Highway, Suite 300
          Dallas, Texas 75220
          Attention:  Steven D. Jorns, President, or
                      Bruce G. Wiles, Executive Vice President with a copy to:

          Battle Fowler LLP
          75 East 55th Street
          Park Avenue Tower
          New York, New York 10022
          Attention:  Peter M. Fass, Esq.

Seller's address for all purposes under this Agreement shall be the following:

          Le Baron Hotels, Inc.
          1029 Beacon Bluff Court
          Colorado Springs, Colorado 80906
          Attention:  Christopher R. Riley

     with a copy to:

          V. Frank Asaro, Esq.
          4350 La Jolla Village Drive
          Suite 300
          San Diego, California 92122

Any address or name specified above may be changed by a notice given by the addressee to the other party. Any notice, demand or other communication shall be deemed given and effective as of the date of delivery in person or receipt set forth on the return receipt. The inability to deliver because of changed address of which no notice was given, or rejection or other refusal to accept any notice, demand or other communication, shall be deemed to be receipt of the notice, demand or other communication as of the date of such attempt to deliver or rejection or refusal to accept.

          15.2.  Entire Agreement; Modifications and Waivers, Cumulative
                 -------------------------------------------------------
Remedies.  This Agreement constitutes the entire agreement between the parties
- --------
hereto and may not be modified or amended except by an instrument in writing signed by the parties hereto, and no provisions or conditions may be waived other than by a writing signed by the party waiving such provisions or conditions. No delay or omission in the exercise of any right or remedy accruing to Seller or Purchaser upon any breach under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by Seller or Purchaser of any breach of any term, covenant or condition herein stated shall not be deemed to be a waiver of any other breach, or of a subsequent breach of the same or any other term, covenant or condition herein contained. All rights, powers, options or remedies afforded to Seller or Purchaser either hereunder or by law shall be cumulative and not alternative, and the exercise of one right, power, option or remedy shall not bar other rights, powers, options or remedies allowed herein or by law, unless expressly provided to the contrary herein.

          15.3.  Exhibits.  All exhibits referred to in this Agreement and
                 --------
attached hereto are hereby incorporated in this Agreement by reference.

          15.4.  Successors and Assigns.  Purchaser may assign its rights under
                 ----------------------
this Agreement to any limited partnership, limited liability company or other entity to be formed for the purpose of purchasing the Hotel or implementing the REIT so long as Purchaser (i) provides notice thereof to Seller prior to Closing, (ii) guarantees the obligations of such assignee under the Sublease and Groundlease and (iii) obtains the consent of Sublessor and Master Lessor to such assignment, provided that Seller shall cooperate with Purchaser in obtaining such consents. This Agreement shall be binding upon, and inure to the benefit of, Seller and Purchaser and their respective legal representatives, successors, and assigns and shall not be construed to benefit any third party. Whenever a reference is made in this Agreement to Purchaser, it shall include Purchaser's successors and assigns under this Agreement.

          15.5.  Article Headings.  Article headings and article and section
                 ----------------
numbers are inserted herein only as a matter of convenience and in no way define, limit or prescribe the scope or intent of this Agreement or any part thereof and shall not be considered in interpreting or construing this Agreement.

          15.6.  Governing Law.  This Agreement shall be construed and
                 -------------
interpreted in accordance with the laws of the State where the Hotel is located.

          15.7.  Time Periods.  If the final day of any time period or
                 ------------
limitation set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the State where the Hotel is located or of the federal government, then and in such event the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

          15.8.  Counterparts.  This Agreement may be executed in any number of
                 ------------
counterparts and by either party hereto on a separate counterpart, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.

          15.9.  Survival.  All covenants, agreements and indemnities contained
                 --------
in the Agreement which contemplate performance after the Closing Date shall survive the Closing. All representations and warranties contained in this Agreement shall expressly survive the Closing for a period of five (5) years. None of the foregoing shall be deemed to merge into, or be waived by, any closing document.

          15.10.  Further Acts.  In addition to the acts, deeds, instruments and
                  ------------
agreements recited herein and contemplated to be performed, executed and delivered by Purchaser and Seller, Purchaser and Seller shall perform, execute and deliver or cause to be performed, executed and delivered at the Closing or after the Closing, any and all further acts, deeds, instruments and agreements and provide such further assurances as the other party or the Title Company may reasonably require to consummate the transaction contemplated hereunder. However, the foregoing shall not be deemed to (i) require Seller to expend a sum of money which it could not reasonably have anticipated on the date of execution of this Agreement, or (ii) require Purchaser to expend a sum of money which it could not reasonably have anticipated on the expiration of the Review Period.

          15.11.  Severability. In case any one or more of the provisions
                  ------------
contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

          15.12.  Attorneys' Fees.  Should either party employ an attorney or
                  ---------------
attorneys to enforce any of the provisions hereof or to protect its interest in any, manner arising under this Agreement, the non-prevailing party in any action pursued in a court of competent jurisdiction (the finality of which is not legally contested) agrees to pay to the prevailing party all reasonable costs, damages, and expenses, including attorneys' fees, expended or incurred in connection therewith.

          IN WITNESS WHEREOF, this Agreement has been entered into effective as of the 25th day of April, 1996.
       ----

                                   SELLER:

                                   LE BARON HOTELS, INC.


                                   By: /s/ Christopher R. Riley
                                       -----------------------------------------
                                   Name:  Christopher R. Riley
                                   Title: President and Chief Financial Officer


                                   PURCHASER:

                                   AMERICAN GENERAL HOSPITALITY, INC.


                                   By:  /s/ Bruce G. Wiles
                                        ----------------------------------------
                                   Name:  Bruce G. Wiles
                                   Title: Executive Vice President

LIST OF EXHIBITS
- ----------------

Exhibit A       -  Legal Description of Land
Exhibit 3.1(c)  -  Assignment of Rights and Notification (Seller's Position)
Exhibit 8.5     -  Tenant Estoppel Letter
Exhibit B       -  Service Contracts, Leases, Warranties and FFE Leases
Exhibit B-1     -  Service Contract(s) to be assumed by Purchaser
Exhibit C       -  Insurance
Exhibit D       -  Licenses, Permits and Certificates
Exhibit E       -  Financial Statements
Exhibit F       -  Groundlease and Sublease
Exhibit 9.6     -  Audit Representation Letter
Exhibit H       -  Liquor Transfer Agreement


The exhibits and/or schedules of Exhibit 10.29, set forth herein have not been included as exhibits to the Registration Statement. The Registrant agrees to furnish supplementally a copy of any such omitted schedule or exhibit upon request.